INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of this 6th day of August, 2009, to be effective as of the 25th day of September, 2009, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Janus Capital Management LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Amended Investment Advisory Agreement effective April 30, 2007 (the “Advisory Agreement”) with Northwestern Mutual Series Fund, Inc. (the “Company”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to issue shares of the International Growth Portfolio (the “Portfolio”), a separate series of the Company;

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to approval by the Board of Directors of the Portfolio and, to the extent necessary, the shareholders of the Portfolio, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Appointment. The Adviser hereby appoints the Sub-Adviser as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2. Services.

(a) Subject to supervision and oversight by the Adviser and the Portfolio’s Board of Directors, the Sub-Adviser shall manage (i) the investment operations for the Portfolio’s assets by specific investment style mandated by the Adviser from time to time, and (ii) the composition of such assets, including the purchase, retention and disposition thereof, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following:

(1) The Sub-Adviser shall provide supervision of the Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by such Portfolio and what portion of the Portfolio’s assets will be invested or held uninvested in cash.

(2) In the performance of its duties and obligations under this Agreement, the Sub-Adviser (a) shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures and (iii) the instructions and directions of the Adviser and of the Board of Directors and (b) will conform and comply with the requirements of the 1940 Act, the diversification requirements of the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, and all other applicable federal and state laws and regulations, as each is amended from time to time. The Adviser acknowledges that the Sub-Adviser has authority to trade every day the market is open. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.

(3) The Sub-Adviser shall determine the securities to be purchased or sold with respect to the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio’s Registration Statement (as defined herein) and Prospectus or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Portfolio with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser’s other clients may be a party. It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to brokerage and research products and services, including (i) supplemental investment and market research and reports and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Portfolio with brokers, subject to review by the Portfolio’s Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

(4) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(5) The Sub-Adviser at its expense will make available to the Directors of the Portfolio and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Directors of the Portfolio and Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports as requested to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser, the Portfolio and its Directors.

(6) In accordance with procedures adopted by the Directors of the Portfolio, as amended from time to time, the Sub-Adviser will provide assistance to the Portfolio in the fair valuation of Portfolio securities for security prices that are not readily available. Any valuation assistance provided is for informational purposes only and is not a recommendation by the Sub-Adviser. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Portfolio and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Portfolio’s net asset value per share. Portfolio acknowledges that Portfolio’s designated pricing agent, and not Sub-Adviser, is responsible for providing valuation of the assets in the Portfolio, and any information provided by Sub-Adviser shall be supplemental information to assist the Portfolio and its pricing agent meet the Portfolio’s fair valuation obligations.

(7) The Sub-Adviser at its expense will provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio, as well as any change in portfolio manager(s) of the Portfolio.

(8) Unless otherwise directed by the Adviser or the Portfolio’s Board of Directors, the Sub-Adviser will vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy approved by the Portfolio’s Board of Directors. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(9) The Sub-Adviser will (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer and Principal Accounting Officer.

(10) The Sub-Adviser shall provide the Portfolio’s custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to Portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian. The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner that is equally agreed upon, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure was a result of the Sub-Adviser’s negligence and not due to external causes beyond the Sub-Adviser’s control and such failure causes an error that is material to the Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy. The Portfolio assets shall be maintained in the custody of the Portfolio’s custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Portfolio’s assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law.

(11) The Sub-Adviser shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolio, unless otherwise directed by the Adviser. The Sub-Adviser shall not be responsible for the preparation or filing of any reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

(12) The Sub-Adviser shall be responsible for monitoring the Portfolio’s investment objectives, policies and investment restrictions and limitations; provided, however, that the Sub-Adviser shall have no responsibility to monitor certain limitations or restrictions, including without limitation, the 90%-source test, for which the Sub-Adviser reasonably determines it has not been provided sufficient information in accordance with Section 3(b) of this Agreement or otherwise. The Sub-Adviser shall promptly notify the Adviser in the event it makes such determination; and, in such case, such monitoring shall be the responsibility of the Adviser.

(13) The Sub-Adviser shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

a. that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

b. that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority; or

c. of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined herein, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(b) The Sub-Adviser shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(c) The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets.

(d) The Sub-Adviser shall not be responsible for Portfolio accounting, nor shall it be required to generate information derived from Portfolio accounting data.

3. Duties of Adviser.

(a) The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b) Upon request, the Adviser shall furnish to the Sub-Adviser all information and documents as may be reasonably necessary for the Sub-Adviser to perform its responsibilities pursuant to this Agreement, including, as applicable, any amendments, updates or supplements to such information and/or documents.

(c) The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives or other special investments shall be set up.

(d) The Adviser shall use its best efforts to inform the Sub-Adviser of any inflows into or outflows from the Portfolio of which it has prior knowledge which would deviate substantially from the normal course of Portfolio activity. The Sub-Adviser shall be fully protected in relying on the instructions of the authorized representative of the Adviser with regard to assets added to or removed from the Portfolio.

4. Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser including cash or cash equivalents, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) The Adviser, the Company and the Portfolio shall assume and pay their respective organizational, operational, and business expenses not specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Agreement. During the term of this Agreement, the Sub-Adviser will pay its own organizational, operational, and business expenses incurred by it in connection with its activities under the Agreement but shall not be obligated to pay any expenses of the Adviser, the Company, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio; and (c) custodian fees and expenses. Any reimbursement of management fees required by any expense limitation provision and any liability arising out of a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of the Adviser.

5. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(d) The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Directors of the Portfolio a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(e) The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures that pertain to the Portfolio or that could reasonably be expected to materially adversely impact or involve systems or procedures utilized for the Portfolio since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures that pertain to the Portfolio or that could reasonably be expected to materially adversely impact or involve systems or procedures utilized for the Portfolio and sanctions imposed or remedial action taken in response to the material violations that pertain to the Portfolio or that could reasonably be expected to materially adversely impact or involve systems or procedures utilized for the Portfolio; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

6. Representations and Warranties of Adviser. The Adviser represents, warrants and agrees as follows:

(a) The Adviser has been duly incorporated and is validly existing and in good standing as a limited liability company under the laws of the state of Delaware.

(b) The Adviser has all requisite corporate power and authority under the laws of Delaware and federal securities laws to execute, deliver and to perform this Agreement.

(c) The Adviser is a registered investment adviser under the 1940 Act and is in compliance with all other registrations required.

(d) The Adviser has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of, the Commission.

7. Books and Records. The Sub-Adviser shall keep the books and records required to be maintained by the Sub-Adviser pursuant to Section 2(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall maintain all books and records with respect to the Portfolio’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Portfolio’s Board of Directors such periodic and special reports as the Portfolio’s Board of Directors may reasonably request. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to Section 2(a) of this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

8. Limitation of Liability. The Sub-Adviser and any of its affiliates, directors, officers, shareholders, employees or agents shall not be liable for any error of judgment or for any loss, liability, cost, damage, or expense (including reasonable attorney’s fees and costs) (collectively referred to as “Losses”) suffered by the Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby. The Adviser shall hold harmless and indemnify the Sub-Adviser, its affiliates, directors, officers, shareholders, employees or agents for any Losses not directly resulting from the Sub-Adviser’s gross negligence, bad faith, or willful misfeasance. The obligations contained in this Section 8 shall survive termination of this Agreement.

9. Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect for a period of two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Portfolio or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

10. Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

11. Use of Names.

(a) The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser.

(b) Effective upon the execution of this Agreement by both parties, the Adviser will not, directly or indirectly, and will not permit its affiliates employees, officers, directors, agents, contractors, or the Portfolio to, in any form or by any means, use, disclose, or furnish, to any person or entity, records or information concerning the business of the Sub-Adviser, except as permitted by this Agreement, or as required by law upon prior written notice to the Sub-Adviser. The Sub-Adviser or its affiliates are the sole owners of the name and mark “Janus.” Except as provided below, the Adviser shall not, and shall not permit the Portfolio to, without prior written consent of the Sub-Adviser, use the name or mark “Janus” or make representations regarding the Sub-Adviser or its affiliates. All references contained in this Agreement to “the name or mark ‘Janus’” shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. All goodwill associated with the name and mark “Janus” shall inure to the benefit of the Sub-Adviser or its affiliates. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Directors of the Portfolio (collectively, the “Portfolio Communications”). Notwithstanding any other provisions of this Agreement, in no event shall the Sub-Adviser be responsible for the accuracy or adequacy of any communications or marketing materials used by the Adviser, including any investment performance information included therein, except to the extent such marketing material accurately reflects information provided to the Adviser by the Sub-Adviser in writing, or refers to the Sub-Adviser and was reviewed and approved by the Sub-Adviser. The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Portfolio Communications. Upon termination of this Agreement for any reason, the Adviser shall cease, and the Adviser shall cause the Portfolio to cease any and all use of any Janus mark(s) as soon as reasonably practicable.

12. No Personal Liability. No director or shareholder of the Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

13. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:
Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Jeff DeAngelis, President

To the Sub-Adviser at:

Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206
Attention: General Counsel

14. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

15. Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

18. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC		JANUS CAPITAL MANAGEMENT LLC

By:	/s/ JEFFERSON V. DEANGELIS	By:	/s/ ROBERT WATSON
Name:	Jefferson V. DeAngelis	Name:	Robert Watson
Title:	President	Title:	Senior Vice President

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

JANUS CAPITAL MANAGEMENT LLC

DATED AUGUST 6, 2009

Portfolio	Fee
International Growth Portfolio	0.50% on the first $100 million
0.43% on the next $150 million
0.37% on assets over $250 million